Exhibit 99

Reno, Nevada.  Eldorado Resorts LLC, a Nevada limited liability company (“Resorts”), and Eldorado Capital Corp., a Nevada corporation wholly owned by Resorts (collectively with Resorts, the “Issuers”) today announced that they have issued $64.7 million principal amount of 9% senior notes due 2014 (the “New Notes”).  The net proceeds from the issuance of the New Notes and borrowings under Resorts’ senior secured credit facility will be utilized to redeem all of the Issuers’ outstanding 10½% senior subordinated notes due 2006 on May 21, 2004. The New Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or exemption from applicable registration requirements.